Exhibit 99.1

FOR IMMEDIATE RELEASE

THURSDAY OCTOBER 24, 2013

SOTHERLY HOTELS INC. ANNOUNCES

PARTIAL REDEMPTION OF WARRANT

Williamsburg, Virginia – October 24, 2013 – SoTHERLY Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that the Company has entered into a Warrant Redemption Agreement with Essex Illiquid, LLC and Richmond Hill Capital Partners, LP (the “Holders”) to redeem a portion of the Warrant corresponding to an aggregate of 900,000 Issuable Warrant Shares for an aggregate cash redemption price of $3.2 million.

The Company also announced that it has entered into an amendment of the Warrant with the Holders whereby the Holders agreed to extend the holding period of the Warrant from April 18, 2014 to April 18, 2015.

Drew Sims, Chief Executive Officer of the Company, commented, “The partial redemption of the Warrant reduces the dilution exposure for our existing shareholders and buys back potential shares at a very attractive price when compared to the real value of our assets, both of which are fundamentally important accomplishments for the Company.”

About SoTHERLY Hotels Inc.

SoTHERLY Hotels Inc., formerly MHI Hospitality Corporation, is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,113 rooms. The Company also has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. All of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. SoTHERLY Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com. Contact at the Company:

Scott Kucinski

Director – Investor Relations

SoTHERLY Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648